                                                                 EXHIBIT 4


UNICO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTER ENDED JUNE 30, 1996 AND 1995

                                        1996            1995
                                        ----            ----
REVENUES:
Coupon and advertising sales,
 net of discounts and allowances     $1,698,817       $3,337,200
Franchise fees                           28,290           28,150
Other                                     6,331          166,549
                                     ----------       ----------
TOTAL REVENUES                        1,733,438        3,531,899

EXPENSES:
Production                            1,120,833        2,470,180
General and administrative              640,554          709,770
Franchise development                    88,395           96,949
Interest expense-Affiliate               15,000           39,384
Interest expense-Other                   79,826           65,356
                                     ----------       ----------

TOTAL EXPENSES                        1,944,608        3,381,639
                                     ----------       ----------

NET INCOME (LOSS) BEFORE
INCOME TAXES                           (211,170)         150,260

PROVISIONS FOR INCOME TAX                 9,000            6,741
                                     ----------       ----------

NET INCOME (LOSS)                    $ (220,170)      $  143,519
                                     ----------       ----------
                                     ----------       ----------

WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING                   8,158,095        7,728,342

NET INCOME (LOSS) PER COMMON SHARE    $  (0.027)      $     0.02



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
                            STATEMENTS.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                        1996            1995
                                        ----            ----
REVENUES:
Coupon and advertising sales,
 net of discounts and allowances     $3,941,510       $6,384,074
Franchise fees                          120,423           28,150
Other                                    76,904          259,518
                                     ----------       ----------
TOTAL REVENUES                        4,138,837        6,671,742

EXPENSES:
Production                            2,488,032        4,568,344
General and administrative            1,260,072        1,566,066
Franchise development                   177,397          195,277
Interest expense-Affiliate               58,563           77,912
Interest expense-Other                  138,502          107,061
Restructuring cost                      520,000
                                     ----------       ----------

TOTAL EXPENSES                        4,642,566        6,514,660
                                     ----------       ----------

NET INCOME (LOSS) BEFORE
INCOME TAXES                           (503,729)         157,082

PROVISIONS FOR INCOME TAX                17,667            9,470
                                     ----------       ----------

NET INCOME (LOSS)                    $ (521,396)      $  147,612
                                     ----------       ----------
                                     ----------       ----------

WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING                   8,158,095        7,557,533

NET INCOME (LOSS) PER COMMON SHARE    $  (0.064)      $     0.02



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
                            STATEMENTS.